Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543 on Form S-8 of RTI Surgical Holdings, Inc. of our report dated May 3, 2019, relating to the financial statements of Paradigm Spine, LLC and its subsidiaries (the “Company”) as of and for the years ended December 31, 2018, 2017 and 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the acquisition of the Company by RTI Surgical Holdings, Inc. on March 8, 2019) appearing in this Current Report on Form 8-K/A of RTI Surgical Holdings, Inc. dated May 17, 2019.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

May 17, 2019